Exhibit 10.16

DEPOSIT ACCOUNT CONTROL AGREEMENT

This Deposit Account Control Agreement (“Agreement”) is made on January 3, 2007, by Liberty Renewable Fuels LLC, a Delaware limited liability company whose address is 3508 E. M-21, P.O. Box 335, Owosso, Michigan 48867 (“Liberty”), and is given to Fifth Third Bank, a Michigan banking corporation, with offices located at 1000 Town Center, Southfield, Michigan 48075 (“Fifth Third”).

Recitals

A.	Fifth Third and Liberty have entered into certain documents, agreements and understandings in connection with a Commercial Letter of Credit to be issued by Fifth Third for the benefit of Liberty and Wilcox Design-Build, LLC for work to be performed by Fisher Contracting Company on Bid Package No. 1 (Earthwork and Utilities) in the maximum amount of One Million Six Hundred Thirty-Four Thousand and 00/100 ($1,634,000.00) Dollars (the “Letter of Credit”).

B.	As a part of those agreements and understandings, Liberty has agreed to place the sum of One Million Six Hundred Thirty-Four Thousand and 00/100 ($1,634,000.00) Dollars into a restricted demand deposit account to be created by Fifth Third in the name of Liberty (the “Cash Collateral”).

C.	The parties have further agreed that the Cash Collateral will be used to secure the repayment of all of Liberty’s obligations to Fifth Third, including, but not limited to the Letter of Credit.

D.	In order to facilitate the agreement of the parties, Fifth Third has created demand deposit account no. 7910273908 in the name of Liberty (the “Deposit Account”).

E.	Liberty has agreed to enter into this Agreement for the purpose of memorializing the agreements and understandings between Fifth Third and Liberty with respect to the Deposit Account and the Cash Collateral.

For these reasons, Liberty agrees as follows:

1.	Fifth Third’s Security Interest in Deposit Account. In order to secure Liberty’s obligations to Fifth Third pursuant to the Letter of Credit and all other present and future security arrangements between Fifth Third and Liberty, Liberty hereby assigns the Deposit Account and the Cash Collateral to Fifth Third and grants Fifth Third a security interest in and lien upon the Deposit Account and the Cash Collateral, any cash balances from time to time credited to the Deposit Account, including all interest which may accrue with respect to the Deposit Account and the Cash Collateral, and all renewals and all proceeds of the foregoing, whether now existing or later arising (collectively referred to as the “Deposit Account Collateral”).

2.	Fifth Third’s Right to Give Exclusive Instructions as to Deposit Account. Liberty acknowledges and agrees that the Deposit Account shall be a restricted account to be used solely for the purposes described in this Agreement. Liberty hereby authorizes Fifth Third, upon the occurrence of an Event of Default (and the expiration of any applicable cure period), to make periodic withdrawals from the Deposit Account at the times and in the amounts necessary to satisfy any and all of Liberty’s obligations to Fifth Third under all existing or future Letter of Credits or Loans, including, but not limited to the Letter of Credit. Fifth Third shall be entitled, to make these payments or take any other actions relating to the Deposit Account or any of the Deposit Account Collateral, without Liberty’s further consent. Fifth Third may take any such actions even if such instructions are contrary to any instructions or demands that Liberty may attempt to give with respect to the Deposit Account and the Deposit Account Collateral. Liberty hereby acknowledges and agrees that Fifth Third shall not have any liability for withdrawing the amounts described in this Agreement upon the occurrence of an Event of Default.

3.	Obligations. The indebtedness and obligations now owing to Fifth Third by Liberty includes, but is not necessarily limited to, the indebtedness and obligations evidenced by the instrument listed below:

Letter of Credit Dated:	Original Principal Amount:
January 3, 2007	$1,634,000.00

This Agreement secures all present and future indebtedness and obligations owing by Liberty, regardless of whether any such indebtedness or obligation is (a) not listed above, (b) not presently intended or contemplated by Liberty, (c) indirect, contingent or secondary, (d) unrelated to the collateral or to any financing of the collateral by Liberty, (e) of a kind or class that is different from any indebtedness or obligation now owing to Fifth Third by Liberty, or (f) evidenced by a note or other document that does not refer to this Agreement.

THE SECURITY INTEREST GRANTED IN THIS AGREEMENT SECURES PAYMENT AND PERFORMANCE OF ALL INDEBTEDNESS AND OBLIGATIONS NOW AND IN THE FUTURE OWING BY LIBERTY TO FIFTH THIRD AND ALL AFFILIATES OF FIFTH THIRD BANCORP, INCLUDING ALL OF LIBERTY’S OBLIGATIONS UNDER THIS AGREEMENT.

4.	Additional Obligations. This Agreement secures all indebtedness and obligations now and in the future owing by Liberty regardless of whether one or more persons other than Liberty are also liable for such indebtedness and obligations.

5.	Representations and Warranties. Liberty hereby represents and warrants to Fifth Third that:

(a)	It has the unqualified right to assign the Deposit Account and grant Fifth Third the security interest in the Deposit Account Collateral. The Deposit Account Collateral is not subject to any security interest, lien, encumbrance or claim in favor of any third-party, or to any right or option of any third-party to purchase or acquire all or any part of the Deposit Account Collateral.

(b)	It has full power and authority to enter into and perform its obligations under this Agreement; and the execution, delivery and performance of this Agreement by them will not violate agreement or other instrument to which it is a party.

(c)	This Agreement is a valid and binding obligation of Liberty enforceable in accordance with its terms.

6.	Cooperation. Liberty hereby agrees that:

(a)	It will promptly sign and deliver to Fifth Third all financing statements. assignments, endorsements, powers of attorney, and other documents that Fifth Third may from time to time request to perfect its security interest in the Deposit Account Collateral or to facilitate transfer of the Deposit Account Collateral.

(b)	It will not transfer or assign any of the Deposit Account Collateral or any interest in any of the Deposit Account Collateral. It will keep the Deposit Account Collateral free from all other security interests and all liens, encumbrances, garnishments, attachments, executions and levies.

(c)	It will furnish Fifth Third with such information regarding the Deposit Account Collateral as Fifth Third may request from Time to time.

(d)	Liberty will promptly deliver to Fifth Third all certificates and other instruments or documents evidencing title or rights to the Deposit Account Collateral, including certificates and other instruments and documents that Liberty may receive in the future.

7.	Rights of Fifth Third. Liberty acknowledges and agrees that:

(a)	If Liberty fails to perform any of its obligations under this Agreement, then Fifth Third may, without giving Liberty notice or obtaining Liberty’s consent, perform that obligation on Liberty’s behalf. This may include, for example, signing documents described in paragraph 6 (a) above, or paying off liens on the Deposit Account Collateral. To the extent necessary, Liberty appoints Fifth Third as its agent and attorney-in-fact with full power and authority to perform any such obligations. Liberty will promptly reimburse Fifth Third for any expense that Fifth Third incurs in performing any such obligation, together with interest at an annual rate equal to the lesser of (i) four (4%) percent above the Prime Rate, or (ii) the highest rate to which Liberty could lawfully agree in writing. Fifth Third is not required to perform any obligation that Liberty have failed to perform. If Fifth Third does so, that will not be a waiver of its right to declare the Indebtedness immediately due and payable because of Liberty’s failure to perform.

(b)	Fifth Third’s only duty with regard to any Deposit Account Collateral will be to use reasonable care in the custody and preservation of any Deposit Account Collateral in its possession. Fifth Third will have no obligation to take any steps necessary to preserve rights against prior parties. Fifth Third will have no obligation to exercise, or to notify Liberty of, any redemption rights or to take any similar action with regard to any such Deposit Account Collateral.

(c)	Fifth Third may at any time, without notice to Liberty and without Liberty’s consent, transfer the Deposit Account Collateral into Fifth Third’s name.

(d)	Fifth Third is authorized to sign any Financing Statement which is deemed to be necessary or desirable. Fifth Third may file a photocopy of this Agreement as a financing statement evidencing its security interest in the Deposit Account Collateral.

8.	Default and Acceleration. If any of the following occurs, the indebtedness will, at Fifth Third’s option, become immediately due and payable, without notice or demand to Liberty:

(a)	It default occurs in the payment or performance of all or any part of any of the indebtedness, when and as it shall be due and payable, whether at maturity or otherwise.

(b)	If default occurs in the performance of any of Liberty’s obligations under this Agreement or in the performance of Liberty’s or anyone else’s obligations under any other security agreement, Letter of Credit, loan agreement, mortgage, assignment or other agreement that now or in the future secures any of the Indebtedness or secures any other indebtedness or obligation now or in the future owing by Liberty to Fifth Third (the “Security Documents”).

(c)	If any warranty, representation or other statement made to Fifth Third by Liberty or by any guarantor of any of the Indebtedness (‘Guarantor’) in this Agreement or in any Security Document, Letter of Credit application, financial statement. Form F.R. U-1 or other document, that has been or in the future is given to Fifth Third, shall be false in any material respect.

(d)	If any Obligor or any Guarantor shall die, become insolvent, or make an assignment for the benefit of creditors.

(e)	If at any time Fifth Third in good faith believe that the prospect of payment or performance of any of the Indebtedness Impaired.

(f)	If a petition for relief is filed at any time by or against any Obligor or any Guarantor under any chapter of the Federal Bankruptcy Code, the entire Indebtedness shall automatically become immediately due and payable, without notice or demand. All or any part of the Indebtedness also may become, or may be declared to be, immediately due and payable under the terms of any promissory note, Letter of Credit agreement, Security Document or other agreement that has been or in the future is entered into between Liberty end Fifth Third.

9.	Remedies. Fifth Third will have all of the rights and remedies of a secured party under applicable laws. Without limiting these rights and remedies, if all or any part of the Indebtedness is not paid at maturity:

(a)	Fifth Third will have the right to receive all interest and other sums payable in respect of any of the Deposit Account Collateral and to apply such sums to the Indebtedness, in such manner as Fifth Third shall determine.

(b)	The proceeds of the Deposit Account Collateral shall be applied first to Fifth Third’s attorneys fees and expenses, as provided in this Agreement, and then to the Indebtedness in such manner as Fifth Third shall determine, and Liberty shall be liable for any deficiency remaining.

10.	Expenses. Liberty will reimburse Fifth Third on demand for all attorneys’ fees, legal expenses and other expenses that Fifth Third incur in enforcing its rights under this Agreement. This includes fees and expenses incurred in trying to obtain possession and or control of the Deposit Account Collateral from Liberty, a trustee or receiver in bankruptcy or any other person or entity. Fifth Third may apply any proceeds of collection or disposition of the Deposit Account Collateral to its reasonable attorneys’ fees, legal expenses and other expenses.

11.	Amendments and Waivers. No provision of this Agreement may be modified or waived accept by a written agreement signed by Fifth Third. Fifth Third will continue to have all of its rights under this Agreement even if Fifth Third does not fully and promptly exercise them on all occasions. Fifth Third may, at its option waive any default, defer an action on any default; extend or modify the time or manner of payment of the Indebtedness or waive or modify any term or condition relating to the Indebtedness; release Deposit Account Collateral or other security for the Indebtedness; release any person or entity liable for any of the Indebtedness, including either of Liberty or any Guarantor; or make advances or other extensions of credit secured by this Agreement; all without giving Liberty notice or obtaining Liberty’s consent. Any of these actions by Fifth Third will not release or impair its security interest in the Deposit Account Collateral or Liberty obligations under this Agreement. Fifth Third’s security interest in the Deposit Account Collateral and Liberty’s obligations under this Agreement will not be released or impaired if Fifth Third fails to obtain, perfect, or secure priority of, any other security for the Indebtedness that is agreed to be given, or is given, by anyone else. Fifth Third shall not be required to sue upon or otherwise enforce payment of the Indebtedness or any other security before exercising its rights under this Agreement.

12.	Governing Law. This Agreement shall control over any conflicting agreement between Liberty and Fifth Third. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Michigan, without giving effect to the principals and provisions thereof relating to conflict or choice of laws and irrespective of the fact that any one of the parties is now or may become a resident of a different state.

[Signatures Appear on the Following Page]

Witnessess:	Signed By:

Liberty Renewable Fuels LLC, a Delaware limited liability company

Lori A. Mazurek
By:
David M. Skjaerlund
Its: President and C.E.O.

Liberty’s Address:	3508 E. M-21
P.O. Box 335
Owosso, Michigan 48867

STATE OF MICHIGAN	)
) ss.
COUNTY OF GENESEE	)

On this 3rd day of January, 2007, before me, a Notary Public in and for said County, appeared David M. Skjaerlund, to me known to be the President and C.E.O. of Liberty Renewable Fuels LLC, a Delaware limited liability company and that said instrument was signed on behalf of said Company by authority of it Board of Managers and said David M. Skjaerlund acknowledged said instrument to be the free act and deed of said a Company.

,Notary Public
Genesee County, Michigan
Acting in Genesee County, Michigan
My Commission Expires:

PREPARED BY:

John R. Tucker, Esq. (P-37348)

Winegarden, Haley, Lindholm & Robertson, P.L.C.

G-9460 S. Saginaw Street, Suite A

Grand Blanc, Michigan 48439

(810) 767-3600